Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of InVivo Therapeutics Holdings Corp. of our report, dated March 24, 2011, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2010.

Wolf & Company, P.C.

Boston, Massachusetts

March 31, 2011